Exhibit 5

EXECUTION COPY

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

        AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT made this 1st day of March, 2006 by and between Helicos BioSciences Corporation, a Delaware corporation (the “Company”) and the holders of the Company’s Series A Convertible Preferred Stock (“Series A Preferred Stock”) whose names are set forth under the heading “Series A Investors” on Schedule I hereto, and the holders of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”) whose names are set forth under the heading “Series B Investors” on Schedule I hereto (the Series A Investors and Series B Investors being referred to collectively as the “Investors”).

        WHEREAS, the Series B Investors have entered into a Series B Preferred Stock Purchase Agreement dated as of the date hereof, by and among the Series B Investors and the Company (the “Purchase Agreement”) to purchase an aggregate of up to Thirty-One Million Seven Thousand Seven Hundred Fifty-Two (31,007,752) shares of Series B Preferred Stock in one or more closings;

        WHEREAS, as an inducement to the Series B Investors to consummate the transactions contemplated by the Purchase Agreement, the Company and the holders of a majority of the Restricted Stock (as defined herein) under the Investor Rights Agreement dated December 19, 2003, desire to amend and restate such agreement as provided herein.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors agree as follows:

        1.    Certain Definitions.    As used in this Agreement, the following terms shall have the following respective meanings:

        “Board of Directors” shall mean the board of directors of the Company as constituted from time to time.

        “Charitable Reserve Shares” shall mean shares of Common Stock reserved by the Company for charitable donations to be granted by the Company at the discretion of the Board of Directors from time to time, not to exceed in the aggregate 1,250,000 shares of Common Stock (appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and the like with respect to the Common Stock).

        “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

        “Commission” shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

        “Common Stock” shall mean the Common Stock, $0.001 par value, of the Company, as constituted as of the date of this Agreement.

        “Conversion Shares” shall mean shares of Common Stock issued or issuable upon conversion of the Preferred Stock.

        “Confidential Information” shall mean any information that is labeled as confidential, proprietary or secret which a holder of Restricted Stock obtains from the Company pursuant to financial statements, reports and other materials provided by the Company to such holder of Restricted Stock pursuant to this Agreement or pursuant to visitation or inspection rights granted hereunder.

        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

        “Fully-Diluted Basis” shall mean, for purposes of calculating the number of outstanding shares of capital stock of the Company at a particular time, all shares of Common Stock outstanding at such time and all shares of Common Stock issuable upon conversion or exercise of any options or other convertible securities outstanding at such time (including without limitation shares of Preferred Stock).

        “Indebtedness” shall mean all obligations, which should, in accordance with generally accepted accounting principles, be classified upon the obligor’s balance sheet (or the notes thereto) as liabilities, but in any event including liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including all guaranties and endorsements, in respect of any such obligations of others, whether or not the same are or should be so reflected in said balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

        “Intellectual Property Rights” shall mean all of the following: (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (vii) copies and tangible embodiments thereof.

        “Key Employee” or “Key Employees” shall mean and include the President, chief executive officer, chief financial officer, chief operating officer and chief technology officer, or any other individual who performs a significant role in the operations of the Company as may be reasonably designated by the Board of Directors of the Company.

        “Material Adverse Change” shall mean a material adverse change in the business, operations, affairs, or condition (financial or otherwise) of the Company.

        “Person or Persons” shall mean an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

        “Preferred Stock” shall mean (i) the Series A Preferred Stock issued pursuant to that certain Series A Purchase Agreement dated as of December 19, 2003 between the Company and the other parties named therein and (ii) the Series B Preferred Stock issued pursuant to the Purchase Agreement.

        “Qualified Public Offering” shall mean an underwritten public offering pursuant to an effective registration under the Securities Act covering the offer and sale by the Company of its Common Stock on the New York Stock Exchange or the NASDAQ National Market in which the aggregate offering proceeds to the Company equal or exceed $50 million and the per share offering price is at least $3.87 (subject to appropriate adjustment by the Company’s Board of Directors in the event of any stock split or similar event).

        “Registrable Shares” shall mean (1) the Common Stock issuable upon conversion of the Preferred Stock, (2) any Common Stock purchased by an Investor (or its permitted transferees) pursuant to Section 12 hereof (or Common Stock issuable with respect to other securities so purchased), (3) any Common Stock of the Company issued as a dividend or other distribution with respect to, or in exchange or in replacement of, such Preferred Stock or Common Stock, (4) 540,556 shares of Common Stock issued to NewcoGen Group LLC upon the exercise of that certain warrant dated November 12, 2003, and (5) for the purposes of Section 5 only, Common Stock held by Stanley N. Lapidus and Stephen R. Quake.

        “Registration Expenses” shall mean the expenses so described in Section 8.

        “Reserved Employee Shares” shall mean shares of Common Stock not to exceed in the aggregate 14,076,382 shares (appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and the like with respect to the Common Stock) reserved by the Company for issuance pursuant to stock purchase, stock grant or stock option arrangements for employees, directors or consultants of the Company, all under arrangements approved by the Board of Directors. The foregoing number of Reserved Employee Shares may be increased by vote or written consent of the Board of Directors, including in all cases the affirmative vote or consent of a majority of the directors designated by the holders of Series A Preferred Stock.

        “Restricted Stock” shall mean (a) all shares of Common Stock held by the Investors and (b) all Conversion Shares held by the Investors, excluding, in the case of (a) and (b), shares which have been (i) registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them or (ii) publicly sold pursuant to Rule 144 under the Securities Act.

        “Right Holder” shall mean any holder of Registrable Shares. For the avoidance of doubt, Stanley N. Lapidus and Stephen R. Quake shall only be deemed Right Holders for purposes of Section 5 hereof.

        “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

        “Selling Expenses” shall mean the expenses so described in Section 8.

        “Subsidiary” or “Subsidiaries” shall mean any corporation or trust of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time outstanding shares of every class of such corporation or trust other than directors’ qualifying shares comprising at least fifty percent (50%) of the voting power of such corporation or trust.

        2.    Restrictive Legend.    Each certificate representing Preferred Stock, Conversion Shares or Restricted Stock shall, except as otherwise provided in this Section 2 or in Section 3, be stamped or otherwise imprinted with a legend substantially in the following form:

        “THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

A certificate shall not bear such legend if in the opinion of counsel reasonably satisfactory to the Company the securities represented thereby may be publicly sold without registration under the Securities Act and any applicable state securities laws.

        3.    Notice of Proposed Transfer.    Prior to any proposed transfer of any Preferred Stock, Conversion Shares or Restricted Stock (other than under the circumstances described in Sections 4, 5 or 6), the holder thereof shall give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by the Company, shall be accompanied by an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer may be effected without registration under the Securities Act and any applicable state securities laws, whereupon the holder of such stock shall be entitled to transfer such stock in accordance with the terms of its notice; provided, however, that no such opinion of counsel shall be required for a transfer to one or more partners or members of the transferor (in the case of a transferor that is a partnership or a limited liability company, respectively) or to an affiliated corporation (in the case of a transferor that is a corporation) or to any family member, or to any trust, family liability company, family limited partnership or similar estate planning entity for the benefit of any such family member of the transferor; provided, further, however, that any transferee other than a transferee receiving such shares for no consideration shall execute and deliver to the Company a representation letter in form reasonably satisfactory to the Company’s counsel to the effect that the transferee is acquiring such shares for its own account, for investment purposes and without any view to distribution thereof. Each certificate for Preferred Stock, Conversion Shares or Restricted Stock transferred as above provided shall bear the legend set forth in Section 2, except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act. The restrictions provided for in this Section 3 shall not apply to securities which are not required to bear the legend prescribed by Section 2 in accordance with the provisions of that Section.

        4.    Required Registration.

        (a)   At any time after six months after the Company’s initial public offering, Right Holders holding Registrable Shares constituting at least 50% in interest of all Registrable Shares then outstanding may request the Company to register under the Securities Act all or any portion of the Registrable Shares held by such requesting Right Holder or Right Holders for sale in the manner specified in such notice, provided that the reasonably anticipated aggregate price to the public of such offering would exceed $5,000,000. For purposes of this Section 4 and Sections 5, and 6 the only securities which the Company shall be required to register shall be Registrable Shares; provided, however, that, in any underwritten public offering contemplated by this Section 4 or Sections 5 and 6, the holders of Preferred Stock shall be entitled to sell such Preferred Stock to the underwriters for conversion and sale of the shares of Common Stock issued upon conversion or exercise and conversion, as applicable, thereof. Notwithstanding anything to the contrary contained herein, no request may be made under this Section 4 within 180 days after the effective date of any registration statement on Form S-1 filed by the Company.

        (b)   Following receipt of any notice under this Section 4, the Company shall immediately notify all Right Holders from whom notice has not been received and such Right Holders shall then be entitled within 30 days thereafter to request the Company to include in the requested registration all or any portion of their Registrable Shares. The Company shall use its best efforts to register under the Securities Act, for public sale in accordance with the method of disposition described in paragraph (a) above, the number of Registrable Shares specified in such notice (and in all notices received by the Company from other Right Holders within 30 days after the giving of such notice by the Company). The Company shall be obligated to register Registrable Shares pursuant to this Section 4 on two occasions only (except for on Form S-3 or any equivalent successor form); provided, however, that such obligation shall be deemed satisfied only when a registration statement covering all Registrable Shares specified in notices received as aforesaid for sale in accordance with the method of disposition specified by the requesting Right Holders shall have become effective or if such registration statement has been withdrawn prior to the consummation of the offering at the request of Right Holders holding a majority in interest of the Registrable Shares to be covered by such registration statement (other than as a result of a material adverse change in the business or condition, financial or otherwise, of the Company) and, if such method of disposition is a firm commitment underwritten public offering, all such Registrable Shares shall have been sold pursuant thereto (not including shares eligible for sale pursuant to the underwriters’ over-allotment option).

        (c)   The Company shall be entitled to include in any registration statement referred to in this Section 4 shares of Common Stock to be sold by the Company for its own account, except as and to the extent that, in the opinion of the managing underwriter, such inclusion would adversely affect the marketing of the Registrable Shares to be sold. Except for registration statements on Form S-4, S-8 or any successor thereto, the Company will not file with the Commission any other registration statement with respect to its Common Stock, whether for its own account or that of other stockholders, from the date of receipt of a notice from requesting holders requesting sale pursuant to an underwritten offering pursuant to this Section 4 until the date that is 180 days after completion of the period of distribution of the registration contemplated thereby.

        5.    Incidental Registration.    If the Company at any time (other than pursuant to Section 4 or Section 6) proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Registrable Shares for sale to the public), each such time it will give written notice to all Right Holders of its intention so to do. Upon the written request of any such Right Holder, received by the Company within 30 days after the giving of any such notice by the Company, to register any of its Registrable Shares, the Company will use its best efforts to cause the Registrable Shares as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder of such Registrable Shares so registered. In the event that any registration pursuant to this Section 5 shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Common Stock to be included in such an underwriting may be reduced (first by eliminating any shares held by stockholders of the Company other than Right Holders, then by eliminating any shares which the Company may wish to register for its own account, and thereafter, to the extent necessary, by eliminating shares held by the Right Holders pro rata to the respective number of Registrable Shares required by the Right Holders to be included in the registration) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein, provided, however, that in no event may less than twenty percent (20%) of the total number of shares of Common Stock to be included in such underwriting be made available for Registrable Shares unless the managing underwriter shall in good faith advise the Right Holders proposing to distribute their securities through such underwriting that such level of participation would, in its opinion, materially adversely affect the offering price or its ability to complete the offering and shall specify the number of Registrable Shares which, in its opinion, can be included in the registration and underwriting without such an effect.

        6.    Registration on Form S-3.    If at any time (i) a Right Holder or Right Holders request that the Company file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of Registrable Shares held by such requesting Right Holder or Right Holders which have an expected aggregate offering price of at least $1,000,000, and (ii) the Company is a registrant entitled to use Form S-3 or any successor thereto to register such shares, then the Company shall use its best efforts to register under the Securities Act on Form S-3 or any successor thereto (utilizing

Rule 415, if so requested), for public sale in accordance with the method of disposition specified in such notice, the number of Registrable Shares specified in such notice. Whenever the Company is required by this Section 6 to use its best efforts to effect the registration of Registrable Shares, each of the procedures and requirements of Section 4 (including but not limited to the requirement that the Company notify all Right Holders from whom notice has not been received and provide them with the opportunity to participate in the offering) shall apply to such registration, provided, however, that there shall be no limitation on the number of registrations on Form S-3 which may be requested and obtained under this Section 6, and provided, further, however, that the requirements contained in the first sentence of Section 4(a) shall not apply to any registration on Form S-3 which may be requested and obtained under this Section 6.

Notwithstanding anything to the contrary in this Section 6, the Company shall not be required to effect more than two registrations pursuant to this Section 6 in any 12 month period.

        7.    Registration Procedures.    If and whenever the Company is required by the provisions of Sections 4, 5 or 6 to use its best efforts to effect the registration of any Registrable Shares under the Securities Act, the Company will:

        (a)   as expeditiously as possible, prepare and file with the Commission a registration statement (which, in the case of an underwritten public offering pursuant to Section 4, shall be on Form S-1 or other form of general applicability satisfactory to the managing underwriter selected as therein provided) with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as hereinafter provided);

        (b)   as expeditiously as possible, prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in paragraph (a) above and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by such registration statement in accordance with the sellers’ intended method of disposition set forth in such registration statement for such period;

        (c)   furnish to each seller of Registrable Shares and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Registrable Shares covered by such registration statement;

        (d)   use its best efforts to register or qualify the Registrable Shares covered by such registration statement under the securities or “blue sky” laws of such jurisdictions as the sellers of Registrable Shares or, in the case of an underwritten public offering, the managing underwriter reasonably shall request, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

        (e)   use its best efforts to list the Registrable Shares covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed;

        (f)    provide a transfer agent and registrar for all such Registrable Shares, not later than the effective date of such registration statement;

        (g)   promptly notify each seller of Registrable Shares and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated

therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

        (h)   make available for inspection by each seller of Registrable Shares, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement. The rights granted pursuant to this subsection (h) may not be assigned or otherwise conveyed by such person or by any subsequent transferee of any such rights without the written consent of the Company, which consent shall not be unreasonably withheld; provided that the Company may refuse such written consent if the proposed transferee is a competitor of the Company as determined by the Company’s Board of Directors; and provided further, that no such written consent shall be required if the transfer is made to a party who is not a competitor of the Company and who is a parent, subsidiary, affiliate, partner or group member of such person;

        (i)    advise each selling holder of Registrable Shares, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

        (j)    cooperate with the selling holders of Registrable Shares and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Shares to be sold, such certificates to be in such denominations and registered in such names as such holders or the managing underwriters may request at least two business days prior to any sale of Registrable Shares; and

        (k)   permit any holder of Registrable Shares which holder, in the judgment of the Company might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included, subject to review by the Company and its counsel after consultation with such holder.

        For purposes of Section 7(a) and 7(b) and of Section 4(c), the period of distribution of Registrable Shares in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Shares in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Shares covered thereby and 120 days after the effective date thereof.

        In connection with each registration hereunder, the sellers of Registrable Shares will furnish to the Company in writing such information with respect to themselves and the proposed distribution by them as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws.

        In connection with each registration pursuant to Sections 4, 5 or 6 covering an underwritten public offering, the Company and each seller agree to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter and companies of the Company’s size and investment stature.

        8.    Expenses.    All expenses incurred by the Company in complying with Sections 4, 5 and 6, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of insurance, and fees and disbursements of one counsel for the sellers of Registrable Shares, but excluding any Selling Expenses, are called “Registration Expenses”. All underwriting discounts and selling commissions applicable to the sale of Registrable Shares are called “Selling Expenses”.

        The Company will pay all Registration Expenses in connection with each registration statement under Sections 4, 5 or 6. All Selling Expenses in connection with each registration statement under Sections 4, 5 or 6 shall be borne by the participating sellers in proportion to the number of shares sold by each, or by such participating sellers other than the Company (except to the extent the Company shall be a seller) as they may agree.

        9.    Indemnification and Contribution.

        (a)   In the event of a registration of Registrable Shares under the Securities Act pursuant to Sections 4, 5 or 6, the Company will indemnify and hold harmless each seller of Registrable Shares thereunder, each underwriter of Registrable Shares thereunder and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Shares were registered under the Securities Act pursuant to Sections 4, 5 or 6, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading, and will reimburse each such seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such seller, any such underwriter or any such controlling person in writing specifically for use in such registration statement or prospectus and, provided, further, that with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from any registration statement the indemnity agreement contained in this subsection (a) shall not inure to the benefit of any holder of Registrable Shares, any underwriter or any controlling person of such holder from whom the person asserting any such losses, claims, damages or liabilities purchased the Registrable Shares concerned, to the extent that a registration statement relating to such Registrable Shares was required to be delivered by such holder, underwriter or controlling person under the Securities Act in connection with such purchase and any such loss, claim, damage or liability results from the fact that there was not sent or given to such person, at or prior to the written confirmation of the sale of such Registrable Shares to such person, a copy of the final registration statement or prospectus if the Company had previously furnished copies thereof to such holder, underwriter or controlling person.

        (b)   In the event of a registration of any of the Registrable Shares under the Securities Act pursuant to Sections 4, 5 or 6, each seller of Registrable Shares thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Shares were registered under the Securities Act pursuant to Sections 4, 5 or 6, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus, and provided, further, however, that the liability of each seller hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the shares sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the net proceeds received by such seller from the sale of Registrable Shares covered by such registration statement.

        (c)   Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 9 and shall only relieve it from any liability which it may have to such indemnified party under this Section 9 if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 9 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

        (d)   In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Registrable Shares exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 9; then, and in each such case, the Company and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Shares offered by the registration statement bears to the public offering price of all securities offered by such registration statement, and the Company is responsible for the remaining portion; provided, however, that, in any such case, (A) no such holder will be required to contribute any amount in excess of the public offering price of all such Registrable Shares offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

        10.    Changes in Common Stock or Preferred Stock.    If, and as often as, there is any change in the Common Stock or the Preferred Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock and the Preferred Stock as so changed.

        11.    Rule 144 Reporting.    With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Shares to the public without registration, at all times after 90 days after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

        (a)   make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

        (b)   use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

        (c)   furnish to each holder of Registrable Shares forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Registrable Shares without registration.

        12.    Right of First Refusal

        (a)    Right of First Refusal.    The Company shall not issue, sell or exchange, agree or obligate itself to issue, sell or exchange, any (i) shares of Common Stock, (ii) any other equity security of the Company, including without limitation, Preferred Stock, (iii) any debt security of the Company which by its terms is convertible into or exchangeable for any equity security of the Company, or (iv) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or any such convertible debt security of the Company, unless in each case the Company shall have first offered to sell such securities (the “Offered Securities”) to each Investor holding at least 500,000 shares of Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations or any other similar recapitalization affecting such shares) (each an “Offeree” and collectively, the “Offerees”) as follows: Each Offeree shall have the right to purchase that portion of the Offered Securities as the number of shares of Restricted Stock then held by such Offeree bears to the total number of shares of capital stock of the Company on a Fully- Diluted Basis (the “Offered Amount”) at a price and on such other terms as shall have been specified by the Company in writing delivered to such Offeree (the “Offer”), which Offer by its terms shall remain open and irrevocable for a period of fifteen (15) days from receipt thereof by the Offerees.

        (b)    Notice of Acceptance.    Notice of each Offeree’s intention to accept, in whole or in part, any Offer made pursuant to Section 12(a) shall be evidenced by a writing signed by such Offeree and delivered to the Company prior to the end of the 15-day period of such offer, setting forth such of the Offeree’s Offered Amount as such Offeree elects to purchase (the “Notice of Acceptance”).

        (c)    Conditions to Acceptances and Purchase.

        (i)    Permitted Sales of Refused Securities.    In the event that Notices of Acceptance are not given by the Offerees in respect of all the Offered Securities, the Company shall have ninety (90) days from the expiration of the period set forth in Section 12(a) to close the sale of all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Offerees (the “Refused Securities”) to the Person or Persons specified in the Offer, but only for the consideration described in the Offer and otherwise in all respects upon terms and conditions, including, without limitation, unit price and interest rates, which are no more favorable, in the aggregate, to such other Person or Persons or less favorable to the Company than those set forth in the Offer.

        (ii)    Reduction in Amount of Offered Securities.    In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 12(c)(i) above), then each Offeree may, at its sole option and in its sole discretion, reduce the number of shares or other units of the Offered Securities specified in its respective Notice of Acceptance to an amount which shall be not less than the amount of the Offered Securities which the Offeree elected to purchase pursuant to Section 12(b) multiplied by a fraction, (i) the numerator of which shall be the amount of Offered Securities which the Company actually proposes to sell, and (ii) the denominator of which shall be the amount of all Offered Securities. In the event that any Offeree so elects to reduce the number or amount of Offered Securities specified in its respective Notice of Acceptance, the Company may not sell or otherwise dispose of more than the reduced amount of the Offered Securities until such securities have again been offered to the Offerees in accordance with Section 12(a).

        (iii)    Closing.    Upon the closing, which shall include full payment to the Company, of the sale to such other Person or Persons of all or less than all the Refused Securities, the Offerees shall purchase from the Company, and the Company shall sell to the Offerees, the number of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 12(c)(ii) if the Offerees have so elected, upon the terms and conditions specified in the Offer. The purchase by the Offerees of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Offerees of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Company, the Offerees and their respective counsel.

        (d)    Further Sale.    In each case, any Offered Securities not purchased by the Offerees or other Person or Persons in accordance with Section 12(c) may not be sold or otherwise disposed of until they are again offered to the Offerees under the procedures specified in Sections 12(a), 12(b) and 12(c).

        (e)    Termination of Right of First Refusal.    The rights of the Offerees under this Section 12 shall terminate immediately prior to, but subject to, the consummation of a Qualified Public Offering; provided, however, that the rights of the Investors pursuant to this Section 12 may be waived as to all of such Investors by the affirmative vote or written consent of Investors holding at least a majority in interest of the then outstanding shares of Restricted Stock then held by Investors, and any such waiver shall be binding on all Investors, even if any of such Investors do not execute such waiver and irrespective of whether one or more Investors participates in the purchase of the Offered Securities.

        (f)    Exception.    The rights of the Investors under this Section 12 shall not apply to:

        (i)    Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock,

        (ii)   Preferred Stock issued as a dividend to holders of Preferred Stock upon any subdivision or combination of shares of Preferred Stock,

        (iii)  the Conversion Shares,

        (iv)  any Reserved Employee Shares,

        (v)   any Charitable Reserve Shares,

        (vi)  any securities issued pursuant to the acquisition of another entity by the Company by merger (whereby the Company owns no less than 51% of the voting power of such corporation) or purchase of substantially all of such entity’s stock or assets, if such acquisition is approved by the Board of Directors (which approval shall include the affirmative vote or consent of at least a majority of the directors designated by the holders of Preferred Stock),

        (vii) any securities issued in connection with a strategic partnership, joint venture or other similar agreement, provided that such is approved by a majority of the Board of Directors and such majority includes at least a majority of the directors designated by the holders of Preferred Stock,

        (viii) any securities to purchase Common Stock issued in connection with a bank loan or lease with a financial institution or the issuance of Common Stock upon the exercise of any such warrant provided that such is approved by a majority of the Board of Directors and such majority includes at least a majority of the directors designated by the holders of the Preferred Stock;

        (ix)  200,000 shares of Common Stock issued to Stanley N. Lapidus pursuant to Section 5.6 of the Purchase Agreement; and

        (x)   any Series B Preferred Stock issued pursuant to the Purchase Agreement.

        13.    Covenants of the Company.

        (a)    Affirmative Covenants of the Company Other Than Reporting Requirements.    Without limiting any other covenants and provisions hereof, and except to the extent the following covenants and provisions of this Section 13(a) are waived in any instance by the Investors holding at least a majority in interest of the shares of Restricted Stock then held by Investors, the Company covenants and agrees that until the consummation of a Qualified Public Offering it will perform and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary:

        (i)    Inspection.    Permit, upon reasonable request and notice, each of the Investors who holds at least 500,000 shares of Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations or any other similar recapitalization affecting such shares) to examine the books of account of, and visit and inspect the properties of the Company and any Subsidiary, to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of its officers, directors or Key Employees and independent accountants, and consult with and advise the management of the Company and any Subsidiary as to their affairs, finances and accounts, all at reasonable times during normal business hours.

        (ii)    Budgets Approval.    Not later than 30 days prior to the commencement of each fiscal year, prepare and submit to, and obtain the approval of a majority of the Board of Directors of, a business plan and monthly operating budgets in detail for the upcoming fiscal year (the “Annual Budget”).

        (iii)    Meetings of Directors.    Hold meetings of the Company’s Board of Directors not less than six (6) times a year, either in person or by conference call.

        (iv)    Expenses of Directors.    Promptly reimburse in full, each non-employee director (not including board observers) of the Company for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors of the Company or any committee thereof.

        (v)    Stock Option Plans.    Unless approved by a majority of the Board of Directors, including at least a majority of the directors designated by the holders of Preferred Stock, the Company shall provide that all options granted or restricted stock purchased pursuant to the Company’s 2003 Stock Option and Incentive Plan, as amended, as well as each other stock option plan or stock purchase agreement involving employees, directors or consultants of the Company adopted by the Company from time to time shall vest (A) with respect to twenty-five percent (25%) of the shares subject to such grant or purchase, one (1) year after the date of such grant or purchase and (B) with respect to the remaining shares subject to such grant or purchase, on a monthly basis over a period of three years thereafter.

        (vi)    Insurance.    Continue to carry insurance covering its properties and businesses customary for the type and scope of its properties and businesses.

        (vii)    Key Man Life Insurance.    Maintain, from a responsible and reputable insurance company or association, a term life insurance policy on the life of Stanley N. Lapidus in the amount of $2,000,000, with proceeds payable to the Company.

        (viii)    Directors and Officers Insurance.    Maintain directors’ and officers’ insurance that is satisfactory to the holders of a majority in interest of the Preferred Stock.

        (b)    Negative Covenants of the Company.    Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, until the consummation of a Qualified Public Offering or, while this Agreement remains outstanding, it will comply with and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to comply with and observe such of the following covenants and provisions as are applicable to such Subsidiary, and will not, without the written consent or waiver of either (i) a majority in interest of the holders of Preferred Stock or (ii) the vote or written consent of the Board of Directors, including, in all cases, the affirmative vote or consent of at least a majority of the directors designated by the holders of Preferred Stock or (iii) in the case of (v) the Compensation Committee of the Board of Directors:

        (i)    Restrictions on Indebtedness.    Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any liability not included in the Annual Budget with respect to Indebtedness for money borrowed which exceeds, in the aggregate, $100,000.

        (ii)    Distributions.    Purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or permit any Subsidiary to do any of the foregoing (such transactions being hereinafter referred to as “Distributions”), except as specifically provided for in the Company’s Certificate of Incorporation; provided, however, that nothing herein contained shall prevent the Company from:

        (A)  redeeming any stock of a deceased stockholder out of insurance held by the Company on that stockholder’s life, or

        (B)  repurchasing the shares of Common Stock held by officers, employees, directors or consultants of the Company which are subject to restricted stock purchase agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment, at a price not in excess of the original purchase price paid to the Company by such officer, employee, director or consultant for such shares, if in the case of any such transaction the payment can be made in compliance with the other terms of this Agreement.

        (iii)    License of Intellectual Property.    Grant an exclusive license in or sell any of the Company’s Intellectual Property Rights which are material to the business of the Company to any Person or entity which is not a member of the consolidated group of the Company and its Subsidiaries; provided, however, that this Section shall not apply to transfers of Intellectual Property Rights accomplished in the ordinary course of business.

        (iv)    Board Size.    Increase the size of the Board of Directors above (8) eight members.

        (v)    Key Employee Compensation.    Establish or increase the compensation of, or pay any bonus (whether in cash or equity) to, any Key Employee except as contemplated in the Company’s Annual Budget or required by such Key Employee’s employment agreement or offer letter.

        (vi)    Related Transactions.    Enter into any transactions with directors, officers, employees, consultants or 5% stockholders of the Company or their affiliates other than employment and consulting agreements in the ordinary course of business.

        (vii)    Acquisition.    Acquire all or substantially all (including through a Company Subsidiary) of the properties, assets or stock of any other company or entity.

        (c)    Reporting Requirements.    Until the consummation of a Qualified Public Offering, the Company will furnish the following to each Investor so long as such Investor holds at least 500,000 shares of Restricted Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations or any other similar recapitalization affecting such shares):

        (i)    Monthly Reports:    as soon as available and in any event within 30 days after the end of each calendar month, an unaudited balance sheet of the Company and its Subsidiaries as of the end of such month and statements of income and retained earnings of the Company and its Subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month;

        (ii)    Quarterly Reports:    as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited balance sheet of the Company and its Subsidiaries as of the end of such quarter and statements of income and cash flows of the Company and its Subsidiaries for such quarter;

        (iii)    Annual Reports:    as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and of the Company and its Subsidiaries for such fiscal year by independent public accountants of recognized national standing;

        (iv)    Budgets:    as soon as available after approval by the Board of Directors and in any event within 30 days after the end of each fiscal year of the Company, the Annual Budget;

        The holders of Restricted Stock hereby covenant and agree that all of the information disclosed to such holders pursuant to the provisions of this Section 13(c) shall be treated in accordance with Section 14 of this Agreement.

        14.    Confidentiality.    Subject to the disclosure of information of a non-technical nature, including financial information, which such holder discloses to its partners and/or shareholders generally, each holder of Restricted Stock agrees it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any Confidential Information, unless such Confidential Information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 14 by such holder of Restricted Stock), (ii) is or has been independently developed or conceived by the holder of Restricted Stock without use of the Company’s Confidential Information or (iii) is or has been made known or disclosed to the holder of Restricted Stock by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a holder of Restricted Stock may disclose Confidential Information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any prospective purchaser of any Preferred Stock from such Purchaser as long as such prospective purchaser agrees to be bound by the provisions of this Section 14, (c) to any affiliate, partner, member, stockholder or wholly owned subsidiary of such holder of Restricted Stock, provided that such person is obligated not to disclose, divulge or use any Confidential Information to the same extent as the holders of Restricted Stock, or (d) as may otherwise be required by law, provided that the Purchaser takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding the foregoing, such information shall not be deemed confidential for the purpose of enforcing this Agreement. Notwithstanding anything herein to the contrary, each party to this Agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

        15.    Miscellaneous.

        (a)   All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including without limitation transferees of any Preferred Stock or Restricted Stock), whether so expressed or not, provided, however, that registration rights conferred herein on the holders of Registrable Shares shall only inure to the benefit of a transferee of Registrable Shares if (i) there is transferred to such transferee at least 1,000,000 Registrable Shares or (ii) such transferee is a partner, shareholder or affiliate of a party hereto.

        (b)   All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, addressed as follows:

if to the Company or any other party hereto, at the address of such party set forth in the Purchase Agreement;

if to any subsequent holder of Preferred Stock, Conversion Shares or Restricted Stock, to it at such address as may have been furnished to the Company in writing by such holder;

or, in any case, at such other address or addresses as shall have been furnished in writing to the Company (in the case of a holder of Preferred Stock, Conversion Shares or Restricted Stock) or to the holders of Preferred Stock, Conversion Shares or Restricted Stock (in the case of the Company) in accordance with the provisions of this paragraph.

        (c)   This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

        (d)   This Agreement may not be amended or modified, and no provision hereof may be waived, without the written consent of the Company and Investors holding at least a majority in interest of the Restricted Stock held by Investors.

        (e)   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        (f)    The obligations of the Company to register shares of Restricted Stock under Sections 4, 5 or 6 shall terminate on the fifth anniversary of the date of a Qualified Public Offering.

        (g)   If requested in writing by the underwriters for the initial underwritten public offering of securities of the Company, each holder of Restricted Stock who is a party to this Agreement shall agree not to sell publicly any shares of Restricted Stock or any other shares of Common Stock (other than shares of Restricted Stock or other shares of Common Stock being registered in such offering), without the consent of such underwriters, for a period not to exceed 180 days following the effective date of the registration statement relating to such offering; provided, however, that all persons entitled to registration rights with respect to shares of Common Stock who are not parties to this Agreement, all other persons selling shares of Common Stock in such offering, all persons holding in excess of 1% of the capital stock of the Company on a Fully-Diluted Basis and all executive officers and directors of the Company shall also have agreed not to sell publicly their Common Stock under the circumstances and pursuant to the terms set forth in this Section 15(g).

        (h)   Notwithstanding the provisions of Section 7(a), the Company’s obligation to file a registration statement, or cause such registration statement to become and remain effective, shall be suspended for a period not to exceed 90 days in any 12-month period if the Company shall furnish to the Right Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future.

        (i)    Without the prior written consent of the holders of at least a majority in voting power of then outstanding Registrable Shares held by Investors, the Company shall not grant rights to any person or entity: (a) to cause the Company to register any of such person’s or entity’s securities of the Company; (b) to include such person’s or entity’s securities of the Company in any registration statement filed under Section 4 or Section 6 hereof; (c) to include such person’s or entity’s securities of the Corporation in any registration statement described in Section 5 hereof, unless under the terms of such agreement, such person or entity may include such securities in any such registration only to the extent that the inclusion of his or its securities will not reduce the amount of Registrable Shares of the Right Holders which is included in such registration; or (d) otherwise to cause the registration of such person’s or entity’s securities of the Company in any manner which are superior to or pari passu with the registration rights granted herein to the Right Holders.

        (j)    If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        Please indicate your acceptance of the foregoing by signing and returning the enclosed counterpart of this letter, whereupon this Agreement shall be a binding agreement between the Company and you.

Very truly yours,

HELICOS BIOSCIENCES CORPORATION

By:	/s/ Stanley N. Lapidus

Name:	Stanley N. Lapidus
Title:	President

AGREED TO AND ACCEPTED as of the date first above written.

INVESTORS:

NEWCOGEN GROUP LLC;
NEWCOGEN EQUITY INVESTORS LLC;
NEWCOGEN PE LLC;
NEWCOGEN ÉLAN LLC;
ST NEWCOGEN LLC;
NEWCOGEN LONG REIGN HOLDING LLC

Each by its Manager NewcoGen Group Inc.

By:	/s/ Noubar B. Afeyan

Noubar B. Afeyan
President

APPLIED GENOMIC TECHNOLOGY CAPITAL FUND, L.P.;
AGTC ADVISORS FUND, L.P.

Each by its General Partner, AGTC Partners, L.P.
By its General Partner, NewcoGen Group Inc.

By:	/s/ Noubar B. Afeyan

Noubar B. Afeyan
President

FLAGSHIP VENTURES FUND 2004, L.P.

By:	Flagship Ventures General Partner LLC,
its General Partner

By:	/s/ Noubar B. Afeyan

Name:
Title:

AGREED TO AND ACCEPTED as of the date first above written.

ATLAS VENTURE FUND V, L.P.
ATLAS VENTURE PARALLEL FUND V-A, C.V.
ATLAS VENTURE ENTREPRENEURS’ FUND V, L.P.

By:	Atlas Venture Associates V, L.P.
their general partner
By:	Atlas Venture Associates V, Inc.
its general partner

/s/ ILLEGIBLE

Vice President

ATLAS VENTURE FUND VI, L.P.
ATLAS VENTURE ENTREPRENEURS’ FUND VI, L.P.

By:	Atlas Venture Associates VI, L.P. their general partner
By:	Atlas Venture Associates VI, Inc. its general partner

/s/ ILLEGIBLE

Vice President

ATLAS VENTURE FUND VI GMBH & CO. KG

By:	Atlas Venture Associates VI, L.P. its managing limited partner
By:	Atlas Venture Associates VI, Inc. its general partner

/s/ ILLEGIBLE

Vice President

AGREED TO AND ACCEPTED as of the date first above written.

MPM BIOVENTURES III, L.P.

By:	MPM BioVentures III GP, L.P., its General Partner
By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Ansbert Gadicke

Name:	Ansbert Gadicke
Title:	Series A Member

MPM BIOVENTURES III-QP, L.P.

By:	MPM BioVentures III GP, L.P., its General Partner
By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Ansbert Gadicke

Name:	Ansbert Gadicke
Title:	Series A Member

MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG

By:	MPM BioVentures III GP, L.P., in its capacity as the Managing Limited Partner
By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Ansbert Gadicke

Name:	Ansbert Gadicke
Title:	Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.

By:	MPM BioVentures III GP, L.P., its General Partner
By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Ansbert Gadicke

Name:	Ansbert Gadicke
Title:	Series A Member

AGREED TO AND ACCEPTED as of the date first above written.

MPM ASSET MANAGEMENT INVESTORS 2003 BVIII LLC

By:	/s/ Ansbert Gadicke

Name: Ansbert Gadicke
Title: Manager

AGREED TO AND ACCEPTED as of the date first above written.

HIGHLAND CAPITAL PARTNERS VI LIMITED PARTNERSHIP

By:	Highland Management Partners VI Limited Partnership, its General Partner
By:	Highland Management Partners VI, Inc., its General Partner

By:	/s/ ILLEGIBLE

Authorized Officer

HIGHLAND CAPITAL PARTNERS VI-B LIMITED PARTNERSHIP

By:	Highland Management Partners VI Limited Partnership, its General Partner
By:	Highland Management Partners VI, Inc., its General Partner

By:	/s/ ILLEGIBLE

Authorized Officer

HIGHLAND ENTREPRENEURS’ FUND VI LIMITED PARTNERSHIP

By:	HEF VI Limited Partnership, its General Partner
By:	Highland Management Partners VI, Inc., its General Partner

By:	/s/ ILLEGIBLE

Authorized Officer

AGREED TO AND ACCEPTED as of the date first above written.

VERSANT VENTURE CAPITAL II, L.P.

By:	Versant Ventures II, LLC,
Its General Partner

By:	/s/ Brian G. Atwood

Brian G. Atwood
Managing Director

VERSANT SIDE FUND II, L.P.

By:	Versant Ventures II, LLC,
Its General Partner

By:	/s/ Brian G. Atwood

Brian G. Atwood
Managing Director

VERSANT AFFILIATES FUND II-A, L.P.

By:	Versant Ventures II, LLC,
Its General Partner

By:	/s/ Brian G. Atwood

Brian G. Atwood
Managing Director

AGREED TO AND ACCEPTED as of the date first above written.

/s/ David Shaw

David Shaw

/s/ Ted Ashford

Ted Ashford

/s/ Joel Adams

Joel Adams

/s/ Richard S. Sanders

Richard S. Sanders

AGREED TO AND ACCEPTED as of the date first above written.

/s/ Stanley N. Lapidus

Stanley N. Lapidus

SCHEDULE I

SCHEDULE OF INVESTORS

SERIES A INVESTORS	No. of Shares of Series A Convertible Preferred Stock
NewcoGen Group LLC	522,720
NewcoGen Equity Investors LLC	654,631
NewcoGen Elan LLC	128,215
ST NewcoGen LLC	26,497
NewcoGen PE LLC	136,373
NewcoGen-Long Reign Holding LLC	26,643
Applied Genomic Technology Capital Fund, L.P.	4,934,510
AGTC Advisors Fund, L.P.	298,268
Atlas Venture Fund V, L.P.	1,654,532
Atlas Venture Parallel Fund V-A, C.V.	411,038
Atlas Venture Entrepreneurs’ Fund V, L.P	27,541
Atlas Venture Fund VI, L.P.	2,993,321
Atlas Venture Fund VI—GmbH & Co. KG	54,809
Atlas Venture Entrepreneurs’ Fund VI, L.P.	91,537
MPM BioVentures III, LP	292,878
MPM BioVentures III-QP, LP	4,355,885
MPM BioVentures III GmbH & Co. Beteiligungs KG	368,126
MPM BioVentures III Parallel Fund, LP	131,552
MPM Asset Management Investors 2003 BVIII LLC	84,337
Highland Capital Partners VI Limited Partnership	3,275,719
Highland Capital Partners VI-B Limited Partnership	1,794,843
Highland Entrepreneurs’ Fund VI Limited Partnership	162,216
Versant Venture Capital II, L.P.	5,090,673
Versant Affiliates Fund II-A, L.P.	96,607
Versant Side Fund II, L.P.	45,498
WS Investment Company, LLC	104,656
Stanley N. Lapidus	104,656
David Shaw	52,328
Ted Pitcher	52,328
Ted Ashford	83,723
Joel Adams	52,328
Rick Blume	52,328
Joe Jacobson	20,930
TOTAL:	28,182,246

SERIES B INVESTORS	No. of Shares of Series B Convertible Preferred Stock
NewcoGen Equity Investors LLC;	130,473
NewcoGen PE LLC;	27,180
NewcoGen Élan LLC;	25,554
ST NewcoGen LLC;	5,281
NewcoGen Long Reign Holding LLC	5,310
Applied Genomic Technology Capital Fund, L.P.	1,491,028
AGTC Advisors Fund, L.P.	90,126
Flagship Ventures Fund 2004, L.P.	1,581,153
Atlas Venture Fund V, L.P.	1,061,154
Atlas Venture Parallel Fund V-A, C.V.	263,624
Atlas Venture Entrepreneurs’ Fund V, L.P	17,664
Atlas Venture Fund VI, L.P.	1,919,801
Atlas Venture Fund VI — GmbH & Co. KG	35,153
Atlas Venture Entrepreneurs’ Fund VI, L.P.	58,709
MPM BioVentures III, L.P.	187,841
MPM BioVentures III-QP, L.P.	2,793,698
MPM BioVentures III GmbH & CO. Beteiligungs KG	236,102
MPM BioVentures III Parallel Fund, L.P.	84,373
MPM Asset Management Investors 2003	54,090
Highland Capital Partners VI Limited Partnership	2,100,502
Highland Capital Partners VI-B Limited Partnership	1,151,563
Highland Entrepreneurs’ Fund VI Limited Partnership	104,039
Versant Venture Capital II, L.P.	1,885,355
Versant Affiliates Fund II-A, L.P.	35,779
Versant Side Fund II, L.P.	16,850
Stanley N. Lapidus	58,140
David Shaw	9,690
Ted Ashford	31,008
Joel Adams	38,760
Richard S. Sanders	3,876
TOTAL:	15,503,876

Exhibit 10.11

EXECUTION COPY

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SCHEDULE I

SCHEDULE OF INVESTORS